AMENDED MULTIPLE CLASS PLAN

on behalf of

FRANKLIN U.S. GOVERNMENT MONEY FUND

This Amended Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of FRANKLIN U.S. GOVERNMENT MONEY FUND (the “Investment

Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for its series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                   The Fund publicly offers four classes of shares, known as Class A Shares, Class C Shares, Class R and Class R6 Shares.

2.                   Class A Shares, Class C Shares, Class R Shares and Class R6 Shares are not subject to any front-end sales charges.

3.                   Class A Shares are not subject to a contingent deferred sales charge (“CDSC”), except that the Fund will impose one on Class A Shares exchanged into the Fund from another Franklin Templeton fund where those shares would have been assessed a CDSC in the other Franklin Templeton fund. Such CDSC is assessed on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund’s prospectus and statement of additional information (“SAI”) or in the Franklin Templeton fund’s prospectus or SAI from which shares were exchanged.

                        Class C Shares redeemed within 12 months of their purchase are assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase.  The CDSC is waived in certain circumstances as described in the Fund’s prospectus and SAI.

Class R Shares and Class R6 Shares are not subject to any CDSC.

4.                   The Rule 12b-1 Plan associated with the Class C Shares has two components.  The first component is a service fee, to be paid to Franklin/Templeton Distributors, Inc. (“ Distributors”) for payments to dealers or others, or to be paid directly to others, for furnishing personal services and maintaining shareholder or beneficial owner accounts.  The second component is an asset-based sales charge to be paid to Distributors as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling Class C Shares.  In addition, Distributors may use such monies to assist in the distribution and promotion of Class C Shares.  Such service and distribution fees and expenses (as set forth in the Fund’s Class C Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class C Shares Rule 12b-1 Plan.

The Rule 12b-1 Plan associated with the Class R Shares may be used to compensate Distributors or others for its services. Such monies may be paid to Distributors as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) selling Class R Shares.  In addition, Distributors may use such monies to assist in the distribution and promotion of Class R Shares.  Such monies paid to Distributors or others may also be used to pay Distributors, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts.  Such distribution expenses and shareholder services expenses (as set forth in the Fund’s Class R Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class R Shares Rule 12b-1 Plan.

                        The Rule 12b-1 Plans for the Class C and Class R Shares shall operate in accordance with the rules of the Financial Industry Regulatory Authority, or any successor thereto.

                         No Rule 12b-1 Plan has been adopted on behalf of Class A Shares or Class R6 Shares and, therefore, Class A Shares and Class R6 Shares shall not be subject to deductions relating to Rule 12b-1 fees.

5.                   With respect to transfer agency fees and expenses, the Investment Company, on behalf of the Fund, has entered into an Amended and Restated Transfer Agent and Shareholder Services Agreement (the “Agreement”) with respect to the Fund’s classes of shares for the provision of various transfer agency and shareholder services.  Under the Agreement, fees and expenses (including out of pocket expenses) for such services are incurred separately for: (i) Class A, Class C and Class R Shares (the “Service Classes”) as a group (which includes beneficial owner servicing fees and networked account servicing fees); and (ii) Class R6 Shares (which does not incur beneficial ownership services and network account servicing fees).

6.                   All fees and expenses incurred by the Fund, other than Rule 12b-1 fees and transfer agency fees and expenses (including out of pocket expenses), as described above, are Fundwide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  The transfer agency fees and expenses (including out of pocket expenses, beneficial owner servicing fees and networked account servicing fees) incurred by the Service Classes are treated as Fundwide Expenses with respect to the Service Classes only, and the transfer agency fees and expenses (including out of pocket expenses) incurred by Class R6 Shares are borne solely by the holders of Class R6 Shares.  For purposes of these expense allocations, the specific fees or expenses incurred under a particular Rule 12b-1 Plan or under the Agreement include any fees or expenses directly associated with such Rule 12b-1 Plan or Agreement, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

7.                   The only difference in expenses as among the Service Classes, together as a group on the one hand, and the Class R6 Shares, on the other shall relate to differences in transfer agent and shareholder services expenses, as described above, and any Rule 12b-1 Plan expenses of a Service Class, as described in the applicable Rule 12b-1 Plans.  The only difference in expenses among the Service Classes shall relate to differences in Rule 12b-1 Plan expenses, if any, as described in the applicable Rule 12b-1 Plans.

8.                   There shall be no conversion features associated with the Class A, Class R and Class R6 Shares.  Each Class C Share, however, shall be converted automatically, and without any action or choice on the part of the holder of the Class C Shares, into Class A Shares on the conversion date specified, and in accordance with the terms and conditions approved by the Board and as described, in the Fund’s prospectus relating to Class C Shares, as such prospectus may be amended from time to time; provided, however, that Class C Shares shall be converted automatically into Class A Shares to the extent and on the terms permitted by the 1940 Act and the rules and regulations adopted thereunder.

9.                   Shares of Class A, Class C, Class R and Class R6 may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

10.                Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

11.                All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

12.                I, Steven J. Gray, Vice President of the Investment Company, do hereby certify that this Amended Multiple Class Plan was adopted on behalf of the FRANKLIN U.S. GOVERNMENT MONEY FUND, by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on December 6, 2012 and last amended on May [      ], 2019.

___________________________

Steven J. Gray – Vice President